Exhibit 99.1

Foldera Raises $4.5 Million to Fund its Continuing Expansion, Data Center
Build Out and First Quarter 2007 Product Launch

New Institutional Equity Funding Comes on the Heels of Successful $4.4 Million Retail Round

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE) - October 20, 2006 - Foldera (TM), Inc. (OTCBB:FDRA - News), the next-generation Information Organizer and Collaboration service for computer users worldwide, announced today that it has completed a private institutional common stock and warrant financing of $4.5 million.

Richard Lusk, Foldera’s CEO stated, “This successful institutional round, combined with the $4.4 million retail round in August, provides the Company with sufficient working capital to launch our service into general release in the first quarter of 2007 and to build out our data center to support our near-term demand.” Mr. Lusk went on to say, “The recent reduction in our technology infrastructure costs coupled with an increase in microprocessor computing power has significantly lowered our average monthly per-user costs, and substantially reduced the amount of capital we needed at this time.” He concluded by saying “We would like to thank the institutions who have supported us in this round, and who will continue to support us in the future.”

Under the terms of the financing, Foldera is issuing to institutional investors $4.5 million of common stock at $1.08 per share. “Foldera has benefited from the recent increased mergers and acquisitions activity in the internet community space as evidenced by the recent sales of MySpace (NWS), YouTube (GOOG) and rumors of a pending sale of the Facebook community site, ” said Reid Dabney, CFO of Foldera, Inc.. Mr. Dabney went on to say, “Foldera’s web service is very appealing to workers in small- and medium-sized businesses (SMB) because Foldera organizes your email, documents and to-do list automatically while you work, saving time and increasing productivity. Also, the SMB community that Foldera serves is desirable to advertisers seeking to reach this elusive demographic and this should help drive revenues going forward.”

About Foldera(TM), Inc.

Foldera(TM) is the free, secure and easy-to-use service that instantly organizes workflow. Foldera combines web-based email, instant messaging, a document manager, a task manager, a calendar, a contact manager and sharable folders into a unified productivity suite, available with a single login from any web browser. Foldera also has the unique ability to instantly sort and file your sent and incoming email, instant message dialogs, documents, tasks, and events into folders, on a project-by-project basis, chronologically and in real-time.

Foldera expects to generate revenues from the sale of services such as extra data storage , premium service and support plans, as well as from embedded search and contextual advertising. Founded in 2001, Foldera is a publicly traded company (OTC Bulletin Board: FDRA), headquartered in Huntington Beach, California.

For more information or to sign up for service, visit http://www.foldera.com.

The securities sold in the private placement have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

This press release includes a number of forward-looking statements that reflect our management's current views with respect to future events and financial performance. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words 'intend,' 'believe,' 'will,' 'may,' 'could,' 'expect,' 'anticipate,' 'plan,' 'possible,' and similar terms. Actual results could differ materially from the results implied by the forward looking statements due to a variety of factors, many of which are discussed throughout this Quarterly Report and in our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to:

-- the ability to finance activities and maintain financial liquidity;
-- unexpected resistance to the adoption of our product offering;
-- changes in consumer preferences or trends;
-- competitive offerings; and,
-- the ability to develop a strong brand identity.

SOURCE: Foldera(TM), Inc.

Contact Foldera, Inc:
Hugh Dunkerley
714-766-8737
hdunkerley@foldera.com